EXHIBIT 99.1

News

MGE Energy Reports First-Quarter 2022 Earnings

Madison, Wis., May 05, 2022—MGE Energy, Inc. (Nasdaq: MGEE), today reported financial results for the first quarter of 2022.

MGE Energy's GAAP (Generally Accepted Accounting Principles) earnings for the first quarter of 2022 were $34.4 million, or $0.95 cents per share, compared to $34.9 million, or $0.97 cents per share, for the same period in the prior year.

During the first quarter of 2022, colder weather led to an increase in gas retail sales of approximately 4% compared to the same period in the prior year. The average temperature in January 2022 was approximately 15 degrees compared to approximately 22 degrees in January 2021. The normal average temperature for January is 20 degrees.

Timing of 2021 depreciation and other operations and maintenance costs contributed to higher electric earnings in the first quarter of 2021. Depreciation and operations and maintenance costs increased during the remainder of 2021 after significant capital projects were completed. The new customer information system went live in September 2021 and Badger Hollow I was completed in November 2021. The first phase of the Badger Hollow Solar Farm is part of significant new and planned investment in renewable generation to advance the company’s goal of deep decarbonization, targeting carbon reductions of at least 80% by 2030 and net-zero carbon electricity by 2050.

MGE Energy, Inc.

(In thousands, except per share amounts)

(Unaudited)

Three Months Ended March 31,	2022	2021
Operating Revenues	$208,938	$167,915
Operating Income	$41,863	$39,054
Net Income	$34,420	$34,933
Earnings Per Share - basic	$0.95	$0.97
Earnings Per Share - diluted	$0.95	$0.97
Weighted average shares outstanding - basic	36,163	36,163
Weighted average shares outstanding - diluted	36,171	36,165

About MGE Energy

MGE Energy is a public utility holding company. Its principal subsidiary, Madison Gas and Electric, generates and distributes electricity to 159,000 customers in Dane County, Wis., and purchases and distributes natural gas to 169,000 customers in seven south-central and western Wisconsin counties. MGE's roots in the Madison area date back more than 150 years.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements are based on MGE Energy's current expectations, estimates and assumptions regarding future events, which are inherently uncertain. We caution you not to place undue reliance on any forward-looking statements, which are made as of the date of this press release. We undertake no obligation to revise or update publicly any such forward-looking statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to our business in general, please refer to the “Risk Factors” sections in our Annual Report on Form 10-Q for the three months ended March 31, 2022, filed with the Securities and Exchange Commission.

Contact:	Steve B. Schultz Corporate Communications Manager 608-252-7219 | sbschultz@mge.com Ken Frassetto Investor Relations 608-252-4723 | kfrassetto@mge.com